Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 9th of February, 2010, by and between SCHLUMBERGER LIMITED, a Netherlands Antilles corporation (the “Company”), and Chakib Sbiti, an individual currently residing in Morocco (“Executive”).

1. Employment of Executive: In consideration of the mutual covenants and agreements herein contained, including Executive’s agreement to sign a release of claims as provided in Section 13, the Company and Executive wish to establish an Employment Agreement retaining Executive’s services as described herein, establishing certain incentive, tenure and performance criteria related to such employment and otherwise fixing Executive’s benefits, base salary and incentive compensation.

2. Term and Extent of Services: During the Term, as defined below, Executive shall be employed as Executive Advisor reporting to Andrew Gould, Chairman & CEO. The term hereof shall commence February 9th, 2010 (the “Effective Date”) and shall continue until the close of business on January 31st, 2014 (the “Term”). The initial term as referenced herein shall commence on the Effective Date and shall continue until December 31st, 2010 (the “Initial Term”). The Secondary Term shall commence January 1st, 2011 and shall continue until January 31st, 2014 (the “Secondary Term”). During the Initial Term, Executive agrees to devote up to 100% of his business time to the business of the Company, as requested, and to perform to the best of his ability and with reasonable diligence the duties and responsibilities assigned to him by the appropriate management of the Company. During the Secondary Term, Executive agrees to devote up to 50% of his time to the business of the Company, as requested, and to perform to the best of his ability and with reasonable diligence the duties and responsibilities assigned to him by the appropriate management of the Company. At the expiration of the Term, Executive agrees to voluntarily retire from the Company and all affiliates. Executive has confirmed that he is no longer an Officer or Executive Officer of the Company.

Nothing herein shall prohibit Executive, during the Term, from being engaged as a consultant to organizations and businesses, except those described as Unauthorized Competitors in Section 5, provided that Executive’s work as a consultant does not affect his ability to perform the duties and responsibilities assigned to him under this Agreement.

3. Compensation and Benefits:

(a) Salary: During the Initial Term, Executive’s base salary shall be US$ 108,334.00 per month. During the Secondary Term, Executive’s base salary shall be $81,250.00 per month. During the term, Executive’s base salary shall be payable monthly in accordance with the Company’s normal payroll practices.

(b) Welfare Benefits: During the Term, Executive shall be eligible to participate in the Company’s health, welfare and insurance plans (e.g., medical, dental, vision, life insurance, short- and long-term disability, etc.) for International Staff based on an annual salary of US$ 1,300,000.

(c) Pension and Profit-Sharing: During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive shall be eligible to accrue benefits under the Company’s pension plan and profit-sharing plan based on an annual base salary of US$ 1,300,000.

(d) Incentive Plans:

During the Initial Term, Executive will participate in the Company’s Performance Incentive Plan at a range level of 100% of base pay. During the Secondary Term, Executive shall not participate in the Company’s Performance Incentive Plan.

i.	During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will continue to vest in stock options previously granted to Executive under the Company’s stock option plans in accordance with the terms of those plans and any applicable agreements.

ii.	Upon termination of employment, except for a termination for Cause pursuant to Section 4 (c) or upon Executive’s employment with an Unauthorized Competitor as described in Section 5 (c) (i), Executive shall have the lesser of 5 years or the length of time left on the option term from the date of such termination to exercise any previously granted stock options, to the extent that such options were exercisable as of the date of such termination.

(e) Vacation: During the Term, Executive shall not be eligible to accrue vacation pay. Within 30 days after the Effective Date, Executive shall be paid a cash amount representing his accrued and unused vacation accumulated as of February 8th, 2010.

(f) Expense Reimbursement: Executive shall be reimbursed for any expenses incurred in the normal course of performing his duties, including any travel expenditures necessary to satisfactorily perform his duties.

4. Termination of Employment: Should Executive’s employment terminate prior to the end of the Term, the following provisions of this Section 4 shall govern the rights of Executive under this Agreement:

(a) Termination Due to Death: In the event Executive’s employment terminates during the Term as a result of Executive’s death, Executive’s beneficiary or beneficiaries shall receive any base salary and benefits accrued but unpaid as of his death, plus any amounts payable on account of Executive’s death pursuant to any other plan or program of the Company.

(b) Termination Due to Disability: In the event Executive’s employment terminates during the Term due to his disability within the meaning of any long-term disability plan maintained by the Company and covering Executive as of the date of Executive’s disability, Executive shall receive any base salary and benefits accrued but unpaid as of the date of his termination due to disability, plus any amounts payable on account of Executive’s disability pursuant to any other plan or program of the Company.

(c) Termination by the Company for Cause: In the event the Company terminates Executive’s employment during the Term for Cause, as defined below, he shall be entitled to:

i.	His base salary through the date of the termination of his employment for Cause; and

ii.	Any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company, provided, however, that the Executive shall not be able to exercise any stock options that vest during the term of this agreement.

“Cause” means Executive’s dishonesty, conviction of a crime, willful unauthorized disclosure of confidential information of the Company, or willful refusal to perform the duties of Executive’s position or positions with the Company.

(d) Voluntary Termination: Upon 15 days’ prior written notice to the Company (unless otherwise waived by the Company), Executive may voluntarily terminate his employment with the Company. A voluntary termination pursuant to this Section 4(d) shall not include a termination under Section 4 (a), 4 (b) or 4 (c) above, and shall not be deemed a breach of this Agreement by Executive (except if Executive accepts employment or other prohibited association with an Unauthorized Competitor, as defined below, during the Term of this Agreement).

In the event Executive voluntarily terminates his employment during the Term, and (I) does not become employed by an Unauthorized Competitor or (II) becomes employed by another Oil & Gas related Company with consent of the Chief Executive Officer (which consent will not be unreasonably withheld), he shall be entitled to:

i.	his base salary through the date of the termination of his employment;

ii.	other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

iii.	exercise any stock options granted under a stock option plan of the Company that vested during the Term of the Agreement (and prior to his termination date) for up to the lesser of 5 years or the amount of time left on the option term after his termination date but not to exceed the original option term.

(e) Termination Due to Mutual Agreement: In the event the Company and the Executive mutually agree to terminate this Agreement, the Executive’s employment will be terminated and he shall be entitled to:

i.	his base salary through the date of the termination of his employment;

ii.	other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

iii.	exercise any stock options granted under a stock option plan of the Company that vested during the Term of the Agreement (and prior to his termination date) for up to the lesser of 5 years or the amount of time left on the option term after his termination date but not to exceed the original option term;

iv.	if during the Initial Term, the sum of US$1,300,000 divided by 12 and multiplied by the number of months remaining in the Initial Term, payable on the date 30 days following the Executive’s termination of employment;

v.	if during the Secondary Term, the sum of US$3,006,250 divided by 37 and multiplied by the number of months remaining in the Secondary Term, payable on the date 30 days following the Executive’s termination of employment.

For purposes of this Agreement, an Unauthorized Competitor means those companies as defined in Section 5, involved in the oilfield services and equipment business.

5. Confidentiality, Return of Property, and Covenant Not to Compete:

(a) Confidentiality. The Company agrees that at the time of execution of this Agreement, or shortly thereafter during the Term of this Agreement, the Company will provide Executive with Confidential Information as necessary to perform his duties hereunder. Executive agrees that in return for this and other consideration provided under this Agreement he will not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that have been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manual, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

(b) Return of Property. Executive agrees that at the time of leaving the Company’s employ, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by Executive.

(c) Covenant Not to Compete. Executive acknowledges that the skills, processes and information developed at the Company are highly proprietary and global in nature and could be utilized directly and to the Company’s detriment (or the detriment of any of the Company’s affiliates or ventures) by several other businesses. Executive also acknowledges that the nature of his duties and responsibilities under the Agreement will bring him into close contact with much of the Company’s Confidential Information, and the Company has affirmatively agreed to provide him with Confidential Information. Accordingly, for the consideration provided to Executive in this Agreement, Executive agrees to be bound by the following restrictive covenants:

i.	During the Term, Executive shall not accept employment with or render services to any Unauthorized Competitor as a director, officer, agent, employee, independent contractor or consultant, or take any action inconsistent with fiduciary relationship of an employee to his employer. In order to protect the Company’s good will and other legitimate business interests, provide greater flexibility to Executive in obtaining other employment and to provide both parties with greater certainty as to their obligations hereunder, the parties agree that Executive shall not be prohibited from accepting employment any where in the world with any company or other enterprise except an Unauthorized Competitor. For purposes of this Agreement, an “Unauthorized Competitor” means any major oilfield equipment and services business, more specifically defined as Halliburton Company, Baker Hughes Inc., BJ Services Company, Weatherford International, EXPRO, including any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.

ii.	Executive further agrees that during the Term, he shall not at any time, directly or indirectly, induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures.

iii.	Executive acknowledges that this restrictive covenant under Section 5, for which he received consideration from the Company as provided in this Section 5, is ancillary to otherwise enforceable provisions of this Agreement and that these restrictive covenants contain limitations as to time, geographical area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company, such as the Company’s need to protect its confidential and proprietary information. Executive acknowledges that in the event of a breach by Executive of these restrictive covenants, the covenants may be enforced by interim and/or permanent injunction, in addition to any other remedies that may be available by law. In that connection, Executive acknowledges that in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

iv.	Executive further acknowledges that if his employment terminates prior to the Term, pursuant to Section 4 (c), (d) or (e) of this Agreement, the covenant not to compete provisions of this Agreement will extend throughout the remainder of the Term.

(d) Employment by Affiliates: Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any Affiliate. For purposes of this Agreement, the term “Affiliate” means (i) Schlumberger Limited, a Netherlands Antilles corporation, (ii) any corporation in which the shares owned or controlled directly or indirectly by Schlumberger Limited shall represent 40% or more of the voting power of the issued and outstanding stock of such corporation, and (iii) any other company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the U.S. Internal Revenue Code of 1986, as amended.

6. Expenses: The Company and Executive shall each be responsible for its/his own costs and expenses, including, without limitation, court costs and attorney’s fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

7. Notices: For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Schlumberger Limited
42 rue Saint Dominique
Paris 75007
ATTENTION: Gill Gordon
Director Executive Compensation

If to Executive:	Chakib Sbiti
[At the most recent address on file at the Company]

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8. Applicable Law: The validity, interpretation, construction and performance of this Agreement will be governed exclusively by and construed in accordance with the substantive laws of England and Wales, without giving effect to English law principles of conflict of laws. The courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement.

9. Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10. Tax Liabilities: Any and all liabilities for tax and social charges, in whatever jurisdiction, that may arise from income or benefits (including deferred benefits and stock compensation plans) related to employment with any Schlumberger Company prior to the date of this agreement or income or benefits covered by this agreement, are the sole responsibility of Executive.

11. No Assignment; Successors: Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation, or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

12. Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement or severance agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation enuring to Executive of a kind elsewhere provided and not expressly provided or modified in this Agreement.

13. Release of Claims: In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute a “Waiver and Release,” a form of which is attached hereto as Exhibit A. Executive acknowledges that he was given copies of this Agreement and the Waiver and Release on

February 9th, 2010, and was given at least 21 days to consider whether to sign the Agreement and the Waiver and Release. The Company’s obligations under this Agreement are expressly conditioned on the execution of the Waiver and Release contemporaneously with the execution of this Agreement, and Executive’s failure to execute and deliver such Waiver and Release, or Executive’s revocation of the Waiver and Release within the seven day period provided in the Release, will void the Company’s obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the 2nd day of March, 2010, but effective as of the day and year first above written.

SCHLUMBERGER LIMITED

By:	/S/ GILL GORDON
Director Executive Compensation

EXECUTIVE

/S/ CHAKIB SBITI
Chakib Sbiti